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                                                               Exhibit 99.(h)(3)

                         TRANSFER AGENCY AND DIVIDEND
                         DISBURSING AGENCY AGREEMENT

                  AGREEMENT made as of the 8th day of September, 1999 by and between WATERHOUSE INVESTORS FAMILY OF FUNDS, INC., a Maryland corporation (the "Company"), on its own behalf and on behalf of its Money Market Portfolio, U.S. Government Portfolio and Municipal Portfolio (each, a "Portfolio"), and NATIONAL INVESTOR SERVICES CORP., a Delaware corporation ("NISC").

                                   WITNESSETH:

                  WHEREAS, the Company is an open-end, management investment company registered as such under the Investment Company Act of 1940, as amended, currently comprised of four separate investment portfolios; and

                  WHEREAS, the Company desires to appoint NISC to be the Transfer Agent and Dividend Disbursing Agent for each Portfolio upon, and subject to, the terms and provisions of this Agreement; and

                  WHEREAS, the NISC desires to accept such appointment upon, and subject to, such terms and provisions.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the Company and NISC agree as follows:

         1.       Appointment of NISC as Transfer Agent and Dividend Disbursing
Agent.

                  (a) The Company hereby appoints NISC to act as Transfer Agent and Dividend Disbursing Agent for each Portfolio upon, and subject to, the terms and provisions of this Agreement.

                  (b) NISC hereby accepts the appointment as Transfer Agent and Dividend Disbursing Agent for each Portfolio, and agrees to act as such upon, and subject to, the terms and provisions of this Agreement.

         2.       Definitions. In this Agreement:

                  (1) The term "Act" means the Investment Company Act of 1940, as amended, and any rule or regulation thereunder;

                  (2) The term "Account" means any account of a Shareholder, or, if the shares are held in an account in the name of TD Waterhouse or other broker-dealer for benefit of an identified customer, such account, and includes any Plan Account;

                  (3) The term "application" means an application made by a Shareholder or prospective Shareholder respecting the opening of an Account;

                  (4) The term "Instruction" means an instruction in writing given on behalf of the Company to NISC, and signed on behalf of the Company by any two of the following: the President, any Vice President, the Secretary or the Treasurer of the Company or other authorized person;

                  (5) The term "Plan Account" means an account opened by a Shareholder or prospective Shareholder in respect of a "sweep account" (in each case by whatever name referred to in the Prospectus), and may also include an account relating to any other plan if and when provision is made for such plan in the Prospectus;

                  (6) The term "Prospectus" includes the Prospectus and the Statement of Additional Information of the Company as from time to time in effect;

                  (7) The term "Shareholder" means a holder of record of Shares; and

                  (8) The term "Shares" means shares of stock of the Company, irrespective of Portfolio.

         3.       Duties of NISC as Transfer Agent and Dividend Disbursing
Agent.

                  (a) Subject to the other provisions of the Agreement, NISC hereby agrees to perform the following functions as Transfer Agent and Dividend Disbursing Agent for the each Portfolio: (i) processing the issuance, transfer and redemption of Shares, and recording the same in the appropriate Accounts;
(ii) opening, maintaining, servicing and closing Accounts; (iii) acting as agent for the Shareholders and/or customers of TD Waterhouse or other broker-dealer in connection with Plan Accounts, upon the terms and subject to the conditions contained in the Prospectus and application relating to the specific Plan Account; (iv) exchanging the investment of an investor into or from the Shares of one or more Portfolios of the Company if and to the extent permitted by the Prospectus at the direction of such investor; (v) examining and approving legal transfers; (vi) replacing lost, stolen or destroyed certificates, if any, representing Shares, in accordance with, and subject to, procedures and conditions adopted by the Company; (vii)

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furnishing confirmations of purchases and sales relating to Shares as required by applicable law; (viii) furnishing appropriate periodic and year end statements relating to Accounts, together with additional enclosures, including appropriate income tax information and income tax forms duly completed, as required by applicable law; (ix) mailing annual, semi-annual and quarterly reports and dividend notices prepared by or on behalf of the Company, and mailing new Prospectuses upon their issue to Shareholders as required by applicable law; (x) furnishing such periodic statements of transactions effected by NISC, reconciliations, balances and summaries as the Company may reasonably request; (xi) withholding taxes on non-resident alien Accounts, and preparing and filing U.S. Treasury Department Form 1099 and other appropriate forms as required by applicable law with respect to dividends and distributions; and
(xii) processing dividend and distribution payments, including reinvesting dividends for full and fractional shares and disbursing cash dividends, as applicable.

                  (b) NISC agrees to act as proxy agent in connection with the holding of annual, if any, and special meetings of Shareholders, mailing such notices, proxies and proxy statements in connection with the holding of such meetings as may be required by applicable law, receiving and tabulating votes cast by proxy and communicating to the Company the results of such tabulation accompanied by appropriate certificates, and preparing and furnishing to the Company certified lists of Shareholders (of the Company or one or more of its Portfolios, as appropriate) as of such date, in such form and containing such information as may be required by the Company.

                  (c) NISC agrees to deal with, and answer in a timely manner, all correspondence and inquires relating to the functions of NISC under this Agreement with respect to Accounts.

                  (d) NISC agrees to furnish to the Company or its designated agent such information at such intervals as is necessary for the Company to comply with the registration and/or the reporting requirements (including applicable escheat laws) of the Securities and Exchange Commission, state securities or Blue Sky authorities or other governmental authorities.

                  (e) NISC agrees to provide to the Company such information as may reasonably be required to enable the Company to reconcile the number of outstanding Shares of each Portfolio between the NISC's records and the account books of the Company.

                  (f) Notwithstanding anything in the foregoing provisions of this section 3, NISC agrees to perform its functions thereunder subject to such modification (whether in respect of particular cases or in any particular class of cases) as may from time to time be contained in an Instruction.

                  (g) In providing for any or all of the services indicated in this section 3, and in satisfaction of its obligations to provide such services, NISC may enter into agreements with one or more other persons to provide such services to the Company, provided that any such agreement shall have been approved by the Board of Directors of the Company, provided further that NISC shall be as fully responsible to the Company for the acts and omissions of such persons as it would be for its own acts or omissions hereunder.

         4. Compensation. For the services provided to the Company by NISC pursuant to this Agreement, each Portfolio shall pay NISC on the first business day of each calendar month a fee for the previous month at an annual rate equal to .20 of 1% of such Portfolio's average daily net assets. The value of each Portfolio's net assets shall be computed at the times and in the manner specified in the Company's registration statement on Form N-1A, as amended from time to time (the "Registration Statement"). Compensation by each Portfolio to NISC shall commence on the date of the first receipt by such Portfolio of the proceeds of the sale of its Shares as described in the Registration Statement, and the fee for the period from the date such Portfolio shall first receive the proceeds of the sale of its Shares as aforesaid to the end of the month during which such proceeds are so received, shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within seven (7) days after the date of termination of this Agreement.

         5. Maintenance of Records, Right of Inspection. In connection with the performance of its duties hereunder, NISC shall maintain such books and records relating to transactions effected by NISC as are required by the Act, or by any other applicable provision of law, rule or regulation, to be maintained by the Company or its transfer agent with respect to transactions. NISC shall preserve, or cause to be preserved, any such books and records for such periods as may be required by any such law, rule or
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regulation and as may be agreed upon from time to time between NISC and the
Company. In addition, NISC agrees to maintain and preserve master files and historical computer tapes on a daily basis in multiple separate locations a sufficient distance apart to insure preservation of at least one copy of such information. NISC agrees that it will, in a timely manner, make available to and permit, any officer, accountant, attorney or authorized agent of the Company to examine and make transcripts and copies (including photocopies and computer or other electronic information storage media and print-outs) of any and all of the books and records which are maintained pursuant to this Agreement.

         6. Confidential Relationship. NISC agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all information germane thereto, as confidential and not to be disclosed to any person (other than the Shareholder concerned, or the Company, or as may be disclosed in the examination of any books or records by any person lawfully entitled to examine the same) except as may be authorized by the Company by way of an Instruction.

         7.       Indemnification.
                  (a) NISC shall not be liable to the Company or any Portfolio for any error of judgment or mistake of law or for any loss arising out of any act or omission by NISC in the performance of its duties hereunder. Nothing herein contained shall be construed to protect NISC against any liability to the Company, a Portfolio, Shareholders or any investment adviser to the Company to which NISC shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder.

                  (b) The Company, on behalf of each Portfolio, agrees to indemnify and hold harmless NISC and any sub-agent from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by NISC and each sub-agent in connection with the performance of its duties hereunder, except such as may arise from NISC's or sub-agent's willful misfeasance, bad faith, gross negligence in the performance of its duties or by reckless disregard of its obligations and duties hereunder. Subject to the requirements of the Act, such expenses shall be paid by the Company in advance of the final disposition of any matter upon invoice by NISC or a sub-agent and receipt by the Company of an undertaking from NISC or such sub-agent to repay such amounts if it shall ultimately be established that NISC is not entitled to payment of such expenses hereunder.

                  (c) As used in this section 7, the term "NISC" and "sub-agent" shall include any affiliates of NISC and each sub-agent performing services for the Company contemplated hereby and directors, officers, agents and employees of NISC, each such sub-agent and such affiliates.

         8.       Regarding NISC.
                  (a) NISC warrants and represents that its officers and supervisory personnel or agents (including any sub-transfer agents or sub-dividend disbursing agents) charged with carrying out its functions as Transfer Agent and Dividend Disbursing Agent for the Company possess the special skill and technical knowledge appropriate for that purpose. NISC shall at all times exercise due care and diligence in the performance of its functions as Transfer Agent and Dividend Disbursing Agent for the Company. NISC agrees that, in determining whether it has exercised due care and diligence, its conduct shall be measured by the standard applicable to persons possessing such special skill and technical knowledge.

                  (b) NISC warrants and represents that it is duly authorized and permitted to act as Transfer Agent and Dividend Disbursing Agent under all applicable laws and that it will immediately notify the Company of any revocation of such authority or permission or of the commencement of any proceeding or other action which may lead to such revocation.

         9.       Termination.
                  (a) This Agreement shall become effective as of the date first above written and shall thereafter continue from year to year. This Agreement may be terminated by the Company or NISC (without penalty to the Company or NISC) provided that the terminating party gives the other party written notice of such termination at least sixty (60) days in advance, except that the Company may terminate this Agreement immediately upon written notice to NISC if the authority or permission of NISC to act as Transfer Agent and Dividend Disbursing Agent has been revoked of if any proceeding or other action which the Company reasonably believes will lead to such revocation has been commenced.

                  (b) Upon termination of this Agreement, NISC shall deliver all unissued and canceled stock certificates representing Shares, if any, remaining in its possession, and all Shareholder records, books, stock ledgers, instruments and other documents (including computer or other electronically
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stored information) made or accumulated in the performance of its duties as
Transfer Agent and Dividend Disbursing Agent for the Company along with a certified locator document clearly indicating the complete contents therein, to such successor as may be specified in a notice to termination or Instruction. The Company assumes all responsibility for failure thereafter to produce any paper, record or document so delivered and identified in the locator document, if and when required to be produced.

         10. Amendment. Except to the extent that the performance by NISC of its functions under this Agreement may from time to time be modified by an Instruction, this Agreement may be amended or modified by the parties hereto only if such amendment is specifically approved by the Board of Directors of the Company, including a majority of the Directors who are not "interested persons" of the Company within the meaning of the Act and who have no direct or indirect interest in this Agreement, and such amendment is set forth in a written instrument executed by each of the parties hereto.

         11. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

         12. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.

         13. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed: (a) if to NISC, to: President, National Investor Services Corp., 55 Water Street, New York, New York 10041; or (b) if to the Company, to: President, Waterhouse Investors Family of Funds, Inc., 100 Wall Street, New York 10005 or at such other address as either party may designate by written notice to the other. Notice also shall be deemed sufficient if given by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

         14. Separate Portfolios. This Agreement shall be construed to be made by the Company as a separate agreement with respect to each Portfolio, and under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio be deemed to constitute a right, obligation or remedy applicable to any other Portfolio.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the day and year above written.

                                                WATERHOUSE INVESTORS FAMILY
                                                      OF FUNDS, INC.


                                                By: /s/ George A. Rio
                                                Name: George A. Rio
                                                Title: President


                                                NATIONAL INVESTOR SERVICES CORP.


                                                By: /s/ Joseph Barra
                                                Name: Joseph Barra